Exhibit 10.7

FORM OF

ZEVIA LLC, A DELAWARE LIMITED LIABILITY COMPANY

NOTICE OF RESTRICTED CLASS C COMMON UNIT AWARD

This constitutes a Notice of Restricted Class C Common Unit Award (“Notice of Grant”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Limited Liability Company Agreement of Zevia LLC, as such may be amended from time to time.

Name:

Address:

You (“Participant”) have been granted an award of Restricted Class C Common Units (“RCCCUs”), subject to the terms and conditions of the attached Restricted Class C Common Unit Agreement (hereinafter “RCCCU Agreement”), as follows:

Total Number of RCCCUs:

RCCCU Start Date:

Date of Grant:

RCCCU Grant Date Price per RCCCU:

Expiration Date: The earlier to occur of: (a) the date on which settlement of all RCCCUs granted hereunder occurs and (b) the seventh anniversary of the Date of Grant.

Vesting: 100% upon a Vesting Event (as defined below); provided, however that this RCCCU shall terminate if you cease to be an employee, officer or manager of the Company or an Affiliate, or a consultant, adviser, or other individual which provides services to the Company or an Affiliate prior to the earlier of (a) the Vesting Date or (b) the Vesting Event.

Time Vesting: The RCCCUs granted pursuant to this Agreement will vest on the first anniversary of the Date of Grant (the “Vesting Date”).

Vesting Events: The earlier to occur of the following events shall be the vesting date with respect to the RCCCUs: (i) the later to occur of (A) the date that is six (6) months after the effective date of an initial public offering of the Company’s securities or (B) two (2) trading days after the termination of the Lockup Period; or (ii) the date of a Change of Control; (either of the foregoing (i) or (ii) being a “Vesting Event”).

Settlement: The Participant shall not have any right in, to or with respect to any of the Units (including any voting rights or rights with respect to dividends paid on the Common Units) issuable under the RCCCUs until the RCCCUs are settled by the issuance of such Units to the Participant.

Participant acknowledges that the vesting of the RCCCUs granted pursuant to this Notice of Grant is conditioned on the occurrence of a Vesting Event, and if a Vesting Event does not occur within seven years from the Date of Grant, all RCCCUs shall be forfeited for no consideration.

[ ]	ZEVIA LLC

By:	By:
Name:	Name:
Title:	Title:

ZEVIA LLC, A DELAWARE LIMITED LIABILITY COMPANY

RESTRICTED CLASS C COMMON UNIT AGREEMENT

Capitalized terms not otherwise defined in the Notice of Grant (as defined below) or herein shall have the meanings set forth in the Limited Liability Company Agreement of Zevia LLC, a Delaware Limited Liability Company (the “Company”), as such may be amended from time to time. All other Capitalized Terms shall have the defined meanings in this Restricted Class C Common Unit Agreement (this “Agreement”).

1. Issuance of Units. You have been granted Restricted Class C Common Units (“RCCCUs”) subject to the terms, restrictions and conditions of the Notice of Restricted Class C Common Unit Grant (“Notice of Grant”) and this Agreement. Subject to this Agreement and the Notice of Grant, including Section 11 hereof, one Class C Common Unit shall be issuable for each RCCCU subject to the grant upon vesting.

2. Vesting Events: Except as otherwise provided in the Notice of Grant, the earliest to occur of the following events shall be the vesting date with respect to 100% of the RCCCUs: (i) the date that is six (6) months after the effective date of an initial public offering of the Company’s securities; or (ii) the date of a Change of Control (either of the foregoing (i) or (ii) being a “Vesting Event”).

3. Settlement and Amount: Except as otherwise provided in the Notice of Grant, within 30 days following the occurrence of a Vesting Event as set forth above, the Participant shall be entitled to receive the per unit consideration that would have been received by the Participant if such Participant had held Class C Common Units of the Company equal to the number of RCCCUs granted hereunder, net of an amount equal to the product of (x) the RCCCU Grant Date Price per RCCCU and (y) the total number of RCCCUs granted to Participant hereunder.

4. No Transfer. The RCCCUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, directly or indirectly.

5. Termination. If Participant’s employment or consulting or independent contractor relationship terminates for any reason, RCCCUs shall remain unaffected.

6. Acknowledgement. The Company and Participant agree that the RCCCUs are granted under and governed by the Notice of Grant and this Agreement. Participant: (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RCCCUs subject to all of the terms and conditions set forth herein and the Notice of Grant.

7. Withholding of Tax.

(a) Tax Liability. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with the RCCCUs, regardless of any action Zevia LLC takes with respect to any tax withholding obligations that arise in connection with the RCCCUs. Zevia LLC makes no representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the RCCCUs, including the grant, vesting, assignment, release or cancellation of the RCCCUs, the delivery of the Class C Common Units, the subsequent sale of any Class C Common Units acquired upon vesting and the receipt of any dividends or dividend equivalents. Zevia LLC does not commit and is under no obligation to structure the grant to reduce or eliminate the Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the grant (e.g., vesting) that Zevia LLC determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Participant must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to Zevia LLC.

(i) By Unit Withholding. If permissible under Applicable Law, the Participant authorizes Zevia LLC to, upon the exercise of its sole discretion, withhold from those Class C Common Units otherwise issuable to the Participant the whole number of Class C Common Units sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Participant acknowledges that the withheld Class C Common Units may not be sufficient to satisfy the Participant’s minimum Tax Withholding Obligation. Accordingly, the Participant agrees to pay to Zevia LLC as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Class C Common Units described above.

(ii) By Sale of Units. Unless the Participant determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Participant’s acceptance of this grant constitutes the Participant’s instruction and authorization to Zevia LLC and any brokerage firm determined acceptable to Zevia LLC for such purpose to, upon the exercise of Zevia LLC’s sole discretion, sell on the Participant’s behalf a whole number of Class C Common Units from those Class C Common Units issuable to the Participant as Zevia LLC determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Class C Common Units will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Zevia LLC harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s minimum Tax Withholding Obligation, Zevia LLC agrees to pay such excess in cash to Participant. Participant acknowledges that Zevia LLC or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s minimum Tax Withholding Obligation. Accordingly, the Participant agrees to pay to Zevia LLC as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Class C Common Units described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Participant may elect to satisfy the Participant’s Tax Withholding Obligation by delivering to Zevia LLC an amount that Zevia LLC determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as Zevia LLC may direct, (y) delivery of a certified check payable to Zevia LLC, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, Zevia LLC also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Participant by Zevia LLC. Furthermore, in the event of any determination that Zevia LLC has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the grant, the Participant agrees to pay Zevia LLC the amount of such deficiency in cash within five (5) days after receiving a written demand from Zevia LLC to do so, whether or not Participant is an employee of Zevia LLC at that time.

8. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and Settlement of the RCCCUs and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such event. The Company and Participant intend this Agreement to comply with Section 409A of the Code. This Agreement will be administered and interpreted consistent with that intent. Notwithstanding anything to the contrary in this Agreement, the Company makes no representations regarding any particular tax treatment.

9. Lock-Up Agreement.

(a) Agreement. The Participant, if requested by the Company and the lead underwriter of any public offering of the Common Units of the Company (the “Lead Underwriter”), hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any Common Units of the Company or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Units of the Company (except Common Units of the Company included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or such shorter or longer period of time as the Lead Underwriter shall specify (the “Lockup Period”). The Participant further agrees to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Common Unit subject to the lock-up period until the end of such period. The Company and the Participant acknowledge that each Lead Underwriter of a public offering of the Company’s units, during the period of such offering and for the lock-up period thereafter, is an intended beneficiary of this Section 9.

(b) No Amendment Without Consent of Underwriter. During the period from identification of a Lead Underwriter in connection with any public offering of the Common Units of the Company until the earlier of (i) the expiration of the lock-up period specified in Section 9(a) in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the provisions of this Section 9 may not be amended or waived except with the consent of the Lead Underwriter.

10. Nature of RCCCU. In accepting the RCCCU, the Participant acknowledges and agrees that:

(a) the Zevia Incentive Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Zevia Incentive Plan and this Agreement;

(b) the RCCCU is voluntary and occasional and does not create any contractual or other right to receive future award of units of the Company, or benefits in lieu of units of the Company, even if units of the Company have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Zevia Incentive Plan is voluntary;

(e) the Participant’s participation in the Zevia Incentive Plan shall not create a right to any employment with the Participant’s employer and shall not interfere with the ability of the Company or the employer to terminate the Participant’s employment relationship, if any, at any time;

(f) the RCCCU is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any affiliate;

(g) in the event that the Participant is not an employee of the Company or any Affiliate, the RCCCU and the Participant’s participation in the Zevia Incentive Plan will not be interpreted to form an employment or service contract or relationship with the Company or any affiliate;

(h) the future value of the underlying Units is unknown and cannot be predicted with certainty;

(i) in consideration of the RCCCU, no claim or entitlement to compensation or damages shall arise from termination of the RCCCU or diminution in value of the RCCCU or Units acquired upon vesting of the RCCCU, resulting from termination of the Participant’s Continuous Service by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the RCCCU, the Participant irrevocably releases the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

(j) in the event of termination of the Participant’s Continuous Service (whether or not in breach of local labor laws), the Participant’s right to receive RCCCUs under the Zevia Incentive Plan and to vest in such RCCCUs, if any, will terminate effective as of the date that the Participant is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Participant’s Continuous Service (whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of this RCCCU;

(k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Zevia Incentive Plan or the Participant’s acquisition or sale of the underlying units of the Company; and

(l) the Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisers regarding the Participant’s participation in the Zevia Incentive Plan before taking any action related to the Zevia Incentive Plan.

11. Compliance with Laws and Regulations. Vesting and Settlement of the RCCCUs will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Administrator may request of Participant for compliance with Applicable Laws) with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s equity may be listed or quoted at the time of such issuance or transfer. For purposes of this Agreement and the Notice of Grant, “Administrator” means the Board of Directors of the Company.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Entire Agreement; Severability. The Notice of Grant is incorporated herein by reference. The Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any other form of equity award (such as unit options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s employment, consulting relationship or independent contractor relationship, for any reason, with or without cause.

By your signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this RCCCU is granted under and governed by the terms and conditions of the Notice of Grant and this Agreement. Participant has reviewed the Notice of Grant and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Notice of Grant and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Notice of Grant and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

[ ]	ZEVIA LLC